Ballantyne Strong Reports Financial Results

for Second Quarter 2018

OMAHA, Nebraska (August 8, 2018) – Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, advertising and government markets, today reported financial results for the second quarter ended June 30, 2018.

Net revenues were $14.2 million in the second quarter of 2018, compared with $19.4 million in the same period of the prior year. Loss from operations was ($5.5) million in the second quarter of 2018, compared with ($0.8) million in the same period of the prior year. Net loss from continuing operations was ($6.8) million, or ($0.47) per share, in the second quarter of 2018 compared with net loss from continuing operations of ($1.9) million, or ($0.14) per share, in the same period of the prior year.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc., commented, “During the second quarter, we continued to make significant investments in our Strong Digital Media taxi-top advertising business, with much of the revenue expected to begin in the second half of 2018. We also began a large Digital Signage as a Service (DSaaS) implementation for a significant new customer that is expected to add over $1.0 million per quarter of incremental recurring revenue beginning in the next few months. We completed a sale-leaseback of our Alpharetta, Georgia office building for $7.0 million, and a portion of the proceeds was used to retire existing debt. Lastly, we experienced some notable charges in the quarter, including a $1.3 million software impairment charge, a $0.7 million impairment charge to the carrying value of our Itasca investment based on the purchase price paid by our affiliate, Fundamental Global, for a large block of stock in Itasca and a $0.5 million inventory obsolescence charge. Our efforts in the second half of 2018 will be heavily focused on executing against our strategy in the Digital Media segment, while continuing to focus on optimal capital allocation among our businesses and creating long-term value for our shareholders.”

Q2 2018 Financial Summary

Cinema revenues were $10.4 million in the second quarter of 2018, compared with $13.2 million in the same period of the prior year. The decrease was driven by decreased lamp sales, as the Company terminated its distributorship for certain cinema lamp products in July 2017 due to the very low margins earned on those products, and decreased sales of screens and projectors.

Digital Media revenues were $3.8 million in the second quarter of 2018, compared with $6.3 million in the same period of the prior year. This decrease was driven primarily by decreased non-recurring digital signage installation sales. Smaller decreases in sales of recurring contract maintenance services, digital signage equipment and non-recurring maintenance services were partially offset by increased digital signage as a service (“DSaaS”) revenues and revenue in the current year from our taxicab advertising business, which did not exist in the prior year. We expect DSaaS revenues to continue to increase during the second half of the year as we implement DSaaS for a new customer during the third quarter, which we expect to generate over $1.0 million of DSaaS revenues per quarter when fully implemented. We also expect taxicab advertising revenues to gradually increase during the second half of the year.

Consolidated gross profit was $1.3 million in the second quarter of 2018, compared with $5.3 million in the same quarter of the prior year. Gross margin was 9.1% in the second quarter of 2018, compared with 27.2% in the same quarter of the prior year. The decrease in gross margin percentage was driven primarily by an increase in fixed costs in the Digital Media segment associated with the new Strong Digital Media taxicab advertising business. Excluding the new taxicab advertising business, gross profit was $3.2 million, or 23.6% gross margin. Advertising revenues are expected to gradually increase throughout 2018, absorbing a larger portion of those fixed costs until the business generates a positive gross profit in late 2018 or early 2019.

Selling and administrative expenses were $5.5 million in the second quarter of 2018, compared with $6.1 million in the same quarter of the prior year. The decrease was driven by a decreases in consulting expenses of $0.2 million and bad debt expense of $0.4 million.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at June 30, 2018 was $6.8 million, compared to $4.9 million at December 31, 2017. The increase in cash was primarily driven by the net proceeds from a sale-leaseback of the Company’s Alpharetta, Georgia office facility during the second quarter of 2018. This increase was partially offset by the cash impact of operating losses. Equity method investments had a book value of $16.8 million and a market value of $15.0 million as of June 30, 2018.

About Ballantyne Strong, Inc. (www.ballantynestrong.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, advertising and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements which involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the following risks and uncertainties: the Company’s ability to expand its revenue streams, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its capital allocation strategy, the Company’s ability to retain or replace its significant customers, the impact of a challenging global economic environment or a downturn in the markets, economic and political risks of selling products in foreign countries, risks of non-compliance with U.S. and foreign laws and regulations, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate new executives, the Company’s ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms or at all, the Company’s ability to assert its intellectual property rights, the impact of natural disasters and other catastrophic events, the adequacy of insurance and the impact of having a controlling stockholder. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

CONTACT:

Lance Schulz

Chief Financial Officer

402/829-9427

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,847	$4,870
Accounts receivable, net	10,751	10,766
Inventories, net	3,651	4,821
Other current assets	2,202	1,785
Total current assets	23,451	22,242
Property, plant and equipment, net	11,926	10,826
Equity method investments	16,811	18,053
Goodwill and intangible assets, net	3,580	4,924
Other assets	3,446	2,969
Total assets	$59,214	$59,014

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,758	$6,496
Short-term debt, including current portion of long-term	3,128	565
Deferred revenue and customer deposits	2,781	1,619
Other current liabilities	152	-
Total current liabilities	13,819	8,680
Long-term debt, net of current portion and debt issuance costs	7,993	1,870
Other liabilities	4,178	4,342
Total liabilities	25,990	14,892
Stockholders’ equity	33,224	44,122
Total liabilities and stockholders’ equity	$59,214	$59,014

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net product sales	$7,450	$12,917	$16,089	$25,493
Net service revenues	6,728	6,483	13,916	11,832
Total net revenues	14,178	19,400	30,005	37,325
Cost of products sold	5,420	10,429	11,232	20,817
Cost of services	7,466	3,697	14,632	6,795
Total cost of revenues	12,886	14,126	25,864	27,612
Gross profit	1,292	5,274	4,141	9,713
Selling and administrative expenses:
Selling	1,274	1,419	2,500	2,909
Administrative	4,208	4,688	8,917	8,234
Total selling and administrative expenses	5,482	6,107	11,417	11,143
Loss on disposal of assets	(1,331)	-	(1,331)	-
Loss from operations	(5,521)	(833)	(8,607)	(1,430)
Other income (expense):
Interest income	-	-	-	22
Interest expense	(42)	(28)	(87)	(38)
Foreign currency transaction gain (loss)	3	(107)	107	(104)
Fair value adjustment to notes receivable	192	-	150	-
Other (expense) income, net	(5)	7	(11)	10
Total other income (expense)	148	(128)	159	(110)
Loss before income taxes and equity method investment (loss) income	(5,373)	(961)	(8,448)	(1,540)
Income tax expense	642	776	1,339	2,269
Equity method investment (loss) income	(740)	(212)	(751)	2,269
Net loss from continuing operations	(6,755)	(1,949)	(10,538)	(1,540)
Net loss from discontinued operations, net of tax	-	(26)	-	(49)
Net loss	$(6,755)	$(1,975)	$(10,538)	$(1,589)
Net loss per share - basic
Net loss from continuing operations	$(0.47)	$(0.14)	$(0.73)	$(0.11)
Net loss from discontinued operations	-	(0.00)	-	(0.00)
Net loss	(0.47)	(0.14)	(0.73)	(0.11)
Net loss per share - diluted
Net loss from continuing operations	$(0.47)	$(0.14)	$(0.73)	$(0.11)
Net loss from discontinued operations	-	(0.00)	-	(0.00)
Net loss	(0.47)	(0.14)	(0.73)	(0.11)

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(10,538)	$(1,589)
Net loss from discontinued operations, net of tax	-	(49)
Net loss from continuing operations	(10,538)	(1,540)
Non-cash expenses, net	2,479	2,661
Fair value adjustment to notes receivable	(150)	-
Equity method investment loss (income)	751	(2,269)
Loss on disposal of assets	1,331	-
Changes in operating assets and liabilities, net	1,962	(1,037)
Net cash flows used in operating activities - continuing operations	(4,165)	(2,185)
Net cash flows used in operating activities - discontinued operations	-	(146)
Net cash used in operating activities	(4,165)	(2,331)

Cash flows from investing activities:
Purchase of equity securities	-	(2,525)
Dividends received from investee in excess of cumulative earnings	46	103
Capital expenditures	(887)	(2,103)
Proceeds from sale of business	-	60
Net cash used in investing activities	(841)	(4,465)

Cash flows from financing activities:
Proceeds from sale-leaseback financing	7,000	-
Proceeds from issuance of debt	3,234	2,000
Principal payments on debt	(3,013)	(2)
Other	(121)	(239)
Net cash provided by financing activities	7,100	1,759
Effect of exchange rate changes on cash and cash equivalents	(117)	66
Net increase (decrease) in cash and cash equivalents	1,977	(4,971)
Discontinued operations activity included above:
Add: Cash balance included in assets held for sale at beginning of period	-	175
Less: Cash balance included in assets held for sale at end of period	-	-
Cash and cash equivalents at beginning of period	4,870	7,596
Cash and cash equivalents at end of period	$6,847	$2,800
Supplemental disclosure of non-cash investing and financing activities:
Term loan borrowings to finance equipment purchases	$1,608	$-
Issuance of short-term progress payment note payable	$-	$2,500